EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), effective as of March 16, 2014 (the “Effective Date”), is made by and between MediJane Holdings, Inc. (the “Company”), and Ronald Lusk (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive wishes to be employed by the Company and provide full-time personal services to the Company in return for the compensation and benefits detailed herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. The Company shall employ Executive as a full-time employee of the Company effective as of the Effective Date, in the position set forth in this Section 1, and upon the other terms and conditions herein provided.

(b) Position and Duties. Executive: (i) shall serve as the Chief Executive Officer, Chief Financial Officer and Controller of the Company, with responsibilities, duties and authority customary for such positions, subject to direction by the Company’s Board of Directors (the “Board”); (ii) shall report directly to the Board; (iii) shall devote substantially all Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, if any; and (iv) agrees to observe and comply with the Company’s Employee Handbook as adopted by the Company from time to time. In addition, as of the Effective Date, the Company shall appoint Executive as a member of the Board and shall use commercially reasonable efforts to cause Executive to be reelected as a member of the Board while employed hereunder.

(c) Place of Employment. Executive shall perform the services required by this Agreement at the Company’s location, as provided by the Company.  In addition, the Company may from time to time require Executive to travel temporarily to other locations on the Company’s business.

(d) Exclusivity. The Company has already consented to Executive’s continuing service on each board of directors of which Executive is now a member, if any, as set forth on Exhibit A attached hereto, which consent shall continue until such time as the Board provides notice to Executive that, in its reasonable judgment, such company competes with the Company, such service interferes with Executive’s duties as an officer of the Company or places him in a competing position, or otherwise conflicts with, the interests of the Company. In addition, the Company consents to the services, if any, set forth on Exhibit B attached hereto, which consent shall continue for the time period specified on Exhibit B. Notwithstanding the foregoing, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. Executive cannot serve on the board of directors of a private or publicly traded company (other than the Company’s Board) without the Board’s prior written consent (it being understood that the Board has expressly consented to the service set forth on Exhibit A).

(e) Term. The initial term of the Agreement shall be from the Effective Date for a period of five (5) years.   The Agreement will automatically renew for three successive five (5) year terms on the same terms and conditions, provided that: (1) if either Party gives one or more Proposed Renewal Changes Notices, as defined below, and the Parties agree to modified terms and conditions, in which case the Agreement Term will renew for an additional five (5) years in accordance with the modified terms and conditions; (2) if either Party gives one or more Proposed Renewal Changes Notices, and the other party does not accept the Proposed Renewal Changes and the parties do not agree to other modified terms and conditions, in which case the Agreement Term will not renew; or (3) the Parties agree not to renew the Agreement.  If the Party receiving a Proposed Renewal Change Notice accepts the Proposed Renewal Changes in that notice, then the Agreement Term shall renew automatically on the same terms as the current Agreement as modified by the accepted Proposed Renewal Changes.  The term “Proposed Renewal Change” means a material modification to the current agreement that a Party offers in good faith.

2. Compensation and Related Matters.

 (a) Annual Base Salary.  Executive shall receive a base salary at the rate of $108,000 per annum (the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company as outlined in the Company’s Employee Handbook.  Such Annual Base Salary shall be reviewed by the Company initially after six months and thereafter, not less often than annually, and may be adjusted from time to time.

(b) Bonus.  Commencing as of the third quarter of 2014 and each fiscal year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus, with a target achievement of 100% of Annual Base Salary (the “Annual Bonus”). The amount of the Annual Bonus that shall be payable shall be based on the achievement of performance goals to be determined by the Board, in its sole discretion. The amount of any Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time, provided that that target achievement for the Annual Bonus shall not be less than 25% of Annual Base Salary. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, within two and a half months following the end of the fiscal year to which the bonus relates.

(c) Benefits.  Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package. The Company shall make annual contributions to Executive’s 401(k) plan account as authorized by the Compensation Committee of the Board, in its sole discretion, in accordance with the terms of the 401(k) plan.

(d) Life Insurance.  The Company shall directly pay or reimburse Executive for the premiums of a term life insurance policy, up to a maximum of $2,500 annually. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

 (e) Automobile Allowance. The Company shall provide Executive with an annual car allowance of $9,000, less authorized withholdings and deductions. This allowance shall be payable to Executive on the regular payroll dates of the Company as outlined in the Company’s Employee Handbook and shall be prorated for any partial months.

(e) Vacation. Executive shall be entitled to vacation, sick leave, holidays and other paid time-off benefits provided by the Company from time to time that are applicable to the Company’s employees as outlined in the Company’s Employee Handbook.  The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

(f) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as outlined in the Company’s Employee Handbook, as in effect from time to time.  Executive shall be entitled to fuel, internet and telephone expense reimbursement.  Said expenses shall be reimbursed within two weeks of submission by Executive

3. Equity Awards.

Executive shall be eligible to be granted equity awards in accordance with the Company’s policies as in effect from time to time.

4. Termination.

(a)

Severance Pay Following a Change in Control.  In the event a Change in Control (as defined below) occurs and, within one (1) year thereafter, the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), then the Company shall pay to the Executive (as severance pay) a severance payment equal to his then current monthly salary multiplied by six.

The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance pay called for by this paragraph are contingent on his execution of the previously described release of claims.

(b) Severance Pay Absent a Change in Control.  In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below), then the Company shall continue to pay to the Executive (as severance pay),

(i) his regular base salary as in effect on the Executive's last day of employment (exclusive of bonus or any other compensation), for six months following the Termination Date (as defined below), plus

(ii) at the end of such six months, the amount of Executive's target bonus as in effect on the Executive's last day of employment.  Unless the parties agree otherwise, the severance pay provided for in clause (i) above shall be paid in installments, in accordance with the Company's regular payroll practices, and the severance pay set forth in (ii) above shall be paid within 30 days of the end of the fiscal year to which such amount relates.

(iii) After the first year, the amount of the severance pay shall be reduced by one month for each additional year Executive is employed by Company.

(iv) Executive shall not be eligible for any severance pay after the initial five-year term of this Agreement.

The Executive agrees that after the Termination Date, but prior to payment of the severance pay and bonus, if any, called for by this paragraph, he shall execute a release, based on the Company's standard form severance agreement, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates.  Executive understands and agrees that the payment of the severance pay and bonus called for by this paragraph are contingent on his execution of the previously described release of claims.

(c) Sole Remedy. The payment to the Executive of the amounts payable under this Section 4 shall constitute the sole remedy of the Executive in the event of a termination of the Executive's employment by the Company or a resignation by the Executive that results in payment of benefits under this Section 4.

(d) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

 (i)      "Cause" shall mean a good faith finding by the Company of: (A) gross negligence or willful misconduct by Executive in connection with his employment duties, (B) failure by Executive to perform his duties or responsibilities required pursuant to his employment, after written notice and an opportunity to cure, (C) misappropriation by Executive of the assets or business opportunities of the Company, or its affiliates, (D) embezzlement or other financial fraud committed by Executive, (E) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (C) or (D), or (F) the Executive's indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

 (ii)      "Good Reason" shall mean: (A) the unilateral relocation by the Company of the Executive's principal work place for the Company to a site more than 60 miles from Cincinnati, Ohio; (B) a reduction in the Executive's then current base salary, without the Executive's consent; or (C) the Executive's assignment to a position where the duties of the position are outside his area of professional competence.

 (iii)      "Change in Control" shall mean the consummation of any of the following events: (A) a sale, lease or disposition of all or substantially all of the assets of the Company, or (B) a sale, merger, consolidation, reorganization, recapitalization, sale of assets, stock purchase, contribution or other similar transaction (in a single transaction or a series of related transactions) of the Company with or into any other corporation or corporations or other entity, or any other corporate reorganization, where the stockholders of the Company immediately prior to such event do not retain (in substantially the same percentages) beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the voting power of and interest in the successor entity or the entity that controls the successor entity, provided, however, that no Change in Control shall be deemed to have occurred due to the conversion or payment of any equity or debt instrument of the Company which is outstanding on the date hereof.

 (iv)      "Termination Date" shall mean the Executive's last day on the payroll of the Company.

(e) Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

(f) Return of Company Property.  Executive hereby acknowledges and agrees that all Company property and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Company Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.

5.  Indemnification.

Employer shall indemnify Employee against all claims arising out of Employee's actions or omissions occurring during Employee's employment with Employer to the fullest extent provided (A) by Employer's Article of Incorporation and/or Bylaws, and (B) under the Colorado Corporation Law, as each may be amended from time to time.  Employer may maintain a Directors & Officers liability insurance policy covering Employee to the extent Employer provides such coverage for its other executive officers.  Employer agrees to make such policy available to Employee within five (5) days, upon request.

6. Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.

7. Miscellaneous Provisions.

(a) Work Eligibility; Confidentiality Agreement. As a condition of Executive’s employment with the Company, Executive will be required to provide evidence of Executive’s identity and eligibility for employment in the United States.  It is required that Executive bring the appropriate documentation with Executive at the time of employment.  As a further condition of Executive’s employment with the Company, Executive shall enter into and abide by the Company’s standard Confidentiality Agreement (the “Confidentiality Agreement”).

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Colorado without regard to the conflicts of law provisions thereof.

(b)

Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:

 (i) If to the Company:

MediJane Holdings, Inc.

2011 Ken Pratt Boulevard, Suite 210

Longmont, CO 80501

Attn: Board of Directors

 (ii) If to Executive, at the address set forth on the signature page hereto.

(iii) Or at any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

 (e) Entire Agreement.  The terms of this Agreement and the Confidential Information Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral.  The Parties further intend that this Agreement, collectively with the Confidential Information Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) Arbitration. Executive and the Company agree that if any dispute, controversy or claim should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company or this Agreement, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator conducted in the State of Colorado, in accordance with the commercial rules of the American Arbitration Association then in force.  This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Executive understands that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Notwithstanding the foregoing, each of Executive and the Company agrees to, prior to submitting a dispute under this Agreement to arbitration, submit, for a period of sixty (60) days, to voluntary mediation before a jointly selected neutral third party mediator. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding anything herein to the contrary, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(h) Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement (including, without limitation, any allowances and reimbursements) any federal, state, local or foreign withholding or other taxes or charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

8. Section 409A.

The intent of the Parties is that the payments and benefits under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (collectively with the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

MediJane Holdings, Inc.

By:

EXECUTIVE

Ronald Lusk

ADDRESS

Exhibit A

Current Board of Director Service

Exhibit B

Additional Outside Service